Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Equitable Bank, S.S.B. and Subsidiaries

Wauwatosa, Wisconsin

We hereby consent to the inclusion in the Prospectus constituting part of this Registration Statement on Form S-1 of TEB Bancorp, Inc. (proposed holding company of The Equitable Bank S.S.B.) of our report dated September 10, 2018, relating to the consolidated financial statements which includes an explanatory paragraph relating to The Equitable Bank, S.S.B. and Subsidiaries’ ability to continue as a going concern as of June 30, 2018 and for the nine months ended June 30, 2018. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

Milwaukee, Wisconsin

September 10, 2018